EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: 952-835-5900	Phone 612-344-1012
mlavelle@analysts.com	bartkowski@bluefirepartners.com

Analysts International Reports Results for 2003 3rd Quarter

Management Actions Undertaken to Capitalize on Market Conditions

MINNEAPOLIS, October 22, 2003 — Analysts International (Nasdaq: ANLY) today reported the results for its third quarter ended September 27, 2003. Revenues totaled $80.0 million for the quarter, compared to $107.4 million for the comparable quarter a year ago. The net loss for the quarter of $559,000 or $(.02), on a diluted earnings per share basis, compares to a net loss of $683,000 or $(.03), on a diluted earnings per share basis, for the third quarter a year ago.

For the nine months ended September 27, 2003, the Company reported revenues of $248.7 million, compared with $332.8 million last year. Year to date the Company reported a loss of $1,043,000 or $(.04) per share, compared to a loss of $21.0 million or $(.87) per share for the same period a year ago. The comparable period last year includes a $16.4 million charge to write-off goodwill, or $(.68) per share, upon the adoption of SFAS No. 142, Accounting for Goodwill and Other Intangibles.

Third quarter revenues were comprised of $69.4 million in direct revenue and $10.6 million in subsupplier billings that are processed through the Company as specified in contracts with certain customers. The mix of revenues during the quarter ended September 27, 2003 was 44% business solutions and 56% staffing.

Michael LaVelle, president and chief executive officer, stated, “While we were disappointed that we were unable to report a profit for the quarter, we implemented strategic decisions to bring on additional sales and recruiting talent and reposition our field management team while continuing to invest in new service offerings. Had we not undertaken these initiatives, our operations would have been profitable this quarter. However we believe these actions will produce greater efficiency and profit potential in future quarters.”

LaVelle also stated, “We are seeing a pickup in IT demand, but rates remain extremely competitive. For the second consecutive quarter, headcounts for technical staff increased over the previous quarter. Our technical staff headcounts at the end of the quarter have finally increased over their levels at year end, an important indicator for us.”

LaVelle noted the Company would provide guidance for its fourth quarter on the conference call scheduled for later today.

Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results. Interested parties may access the call via the Internet at www.analysts.com or dial 888-397-6437 a few minutes before the scheduled start and ask for the Analysts International call and leader Mike LaVelle. No advanced registration is required to participate. A replay of the call will be available at www.analysts.com.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business for 37 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. In 2001, ComputerWorld named Analysts one of the best 100 places for IT professionals to work, and Microsoft Corporation named the company its worldwide winner of the top IT Infrastructure Solution. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending December 28, 2002, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands except per share amounts)	September 27, 2003	September 30, 2002	September 27, 2003	September 30, 2002
Professional services revenue:
Provided directly	$69,432	$85,245	$210,510	$252,788
Provided through subsuppliers	10,604	22,169	38,177	80,054
Total revenue	80,036	107,414	248,687	332,842
Expenses:
Salaries, contracted services and direct charges	65,406	88,715	203,601	276,401
Selling, administrative and other operating costs	15,035	19,380	45,662	57,988
Amortization of intangible assets	193	193	580	591
Loss on sale of corporate headquarters building	—	—	—	1,860

Operating loss	(598)	(874)	(1,156)	(3,998)
Non-operating income	39	53	64	119
Interest expense	—	(86)	(8)	(997)
Loss on debt extinguishment	—	—	—	(744)
Loss before income taxes and cumulative effect of change in accounting principle	(559)	(907)	(1,100)	(5,620)
Income tax benefit	—	(224)	(57)	(1,059)
Net loss before cumulative effect of change in accounting principle	(559)	(683)	(1,043)	(4,561)
Cumulative effect of change in accounting for goodwill	—	—	—	(16,389)
Net loss	$(559)	$(683)	$(1,043)	$(20,950)

Per common share:
Basic loss:
Loss before cumulative effect of change in accounting principle	$(.02)	$(.03)	$(.04)	$(.19)
Cumulative effect of change in accounting for goodwill	—	—	—	(.68)
Basic loss:	$(.02)	$(.03)	$(.04)	$(.87)

Diluted loss:
Loss before cumulative effect of change in accounting principle	$(.02)	$(.03)	$(.04)	$(.19)
Cumulative effect of change in accounting for goodwill	—	—	—	(.68)
Diluted loss:	$(.02)	$(.03)	$(.04)	$(.87)

Average common shares outstanding	24,199	24,198	24,199	24,197
Average common and common equivalent shares outstanding	24,199	24,198	24,199	24,197

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Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	September 27, 2003	December 28, 2002
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$8,114	$54
Accounts receivable, less allowance for doubtful accounts	54,517	59,776
Other current assets	4,352	8,848
Total current assets	66,983	68,678
Property and equipment, net	6,559	7,071
Other assets	30,105	30,995
	$103,647	$106,744

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$13,080	$18,966
Line of Credit	—	324
Salaries and vacations	11,148	6,036
Self-insured health care reserves and other amounts	2,748	2,659
Deferred revenue	3,355	4,340
Restructuring accruals – current portion	403	648
Total current liabilities	30,734	32,973
Long-term liabilities	3,790	3,605
Shareholders’ equity	69,123	70,166
	$103,647	$106,744

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